EXHIBIT 23(a)

MONTGOMERY COSCIA GREILICH LLP
Certified Public Accountants
2500 Dallas Parkway, Suite 300
Plano, Texas 75093
972.748.0300 p
972.748.0700 f

Consent of Independent Registered Public Accounting Firm

Pizza Inn Holdings, Inc.
The Colony, Texas

We consent to the incorporation by reference in this registration statement of our report dated September 25, 2013, with respect to the consolidated balance sheets of Pizza Inn Holdings, Inc. as of June 30, 2013 and June 24, 2012, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended.

/s/ MONTGOMERY COSCIA GREILICH LLP

MONTGOMERY COSCIA GREILICH LLP
October 4, 2013
Plano, Texas